Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-275743 and 333-286469) and Form F-3 (File No. 333-279306) of our reports dated May 15, 2026, relating to the consolidated financial statements of Xiao-I Corporation, included in this Form 20-F, as amended, for the year ended December 31, 2025.

/s/ CHI-LLTC

Malaysia

May 21, 2026